EXHIBIT 5.1
February 26, 2010
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Ladies and Gentlemen:
We have acted as counsel for the Audit Committee of the Board of Directors of The Talbots, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act (i) shares of the Company’s common stock, par value $0.01 per share (the “Shares”) and (ii) warrants to purchase Shares (the “Warrants”), proposed to be issued pursuant to the Offer to Exchange each outstanding warrant to acquire shares of BPW Acquisition Corp. for Shares and Warrants (the “Offer to Exchange”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including, without limitation, the Certificate of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company, the Form of Warrant Agreement to be entered into between the Company and the Company’s transfer agent, the Offer to Exchange and the resolutions adopted by the Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of the Company and others.
Based upon and subject to the foregoing, we are of the opinion that the Shares and the Warrants have been duly authorized and, when the Registration Statement has become effective under the Securities Act, (i) upon issuance of the Shares in the manner described in the Offer to Exchange, the Shares will be validly issued, fully paid and nonassessable, and (ii) when the Warrant Agreement has been duly executed and delivered to the Warrant Agent and the Warrants have been duly executed, issued and exchanged by the Company in the manner described in the Offer to Exchange, the Warrants will be validly issued, fully paid and nonassessable. The Warrants, when issued, duly executed and exchanged by the Company in the manner described in the Offer to Exchange, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally and the general principles of equity.
We do not express any opinion on any laws other than the General Corporation Law of the State of Delaware as well as the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus/information statement/proxy statement constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Dewey & LeBoeuf LLP